================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             MedicalControl, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                             MEDICALCONTROL, INC.
                       8625 KING GEORGE, DR., SUITE 300
                             DALLAS, TEXAS  75235
                          TELEPHONE:  (214) 630-6368

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       To be Held Tuesday, May 12, 1998

To the Shareholders:

        PLEASE TAKE NOTICE that the Annual Meeting of Shareholders (the "Annual Meeting") of MedicalControl, Inc. (the "Company") will be held at the Company's offices at 8625 King George Dr., Suite 300, Dallas, Texas 75235, on Tuesday, May 12, 1998, at 9:30 a.m., local time, for the following purposes:

1. To elect four directors to hold office for the term specified in the Proxy Statement or until their successors are elected and qualified; and

2. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

        The Board of Directors has fixed the close of business on April 1, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or adjournments thereof.

        A Proxy Statement that describes the foregoing proposals and a form of proxy accompany this notice.

                                        By Order of the Board of Directors

                                        Stephanie L. McVay
                                        Secretary

Dated:  April 13, 1998

                                   IMPORTANT

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE, WHICH REQUIRES NO POSTAGE. ANY SHAREHOLDER GRANTING A PROXY MAY REVOKE THE SAME AT ANY TIME PRIOR TO ITS EXERCISE. ALSO, WHETHER OR NOT YOU GRANT A PROXY, YOU MAY VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

                               TABLE OF CONTENTS

General Information.........................................................   1

Voting at Annual Meeting....................................................   2

Principal Shareholder and Ownership of Management...........................   3

Proposal 1 - Election of Directors..........................................   4

Board of Directors..........................................................   5

Management..................................................................   7

Executive Compensation......................................................   8

Certain Relationships and Related Transactions..............................  11

Selection of Auditors.......................................................  12

Proposals of Shareholders for Presentation at Next
  Annual Meeting of Shareholders............................................  13

Annual Report...............................................................  13

Other Business..............................................................  13

Availability of Annual Report on Form 10-KSB................................  13

                             MEDICALCONTROL, INC.
                        8625 KING GEORGE DR., SUITE 300
                             DALLAS, TEXAS  75235

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, MAY 12, 1998

                              GENERAL INFORMATION

     This Proxy Statement is furnished to shareholders by the Board of Directors of MedicalControl, Inc. (the "Company") for solicitation of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") on Tuesday, May 12, 1998, to be held at the Company's offices at 8625 King George Dr., Dallas, Texas 75235, at 9:30 a.m., and at all adjournments thereof for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. The Board of Directors is not currently aware of any other matters that will come before the meeting.

     In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph by officers, directors and other employees of the Company, who will not receive additional compensation for such services. The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse such persons for forwarding such material at the rates suggested by the New York Stock Exchange. The Company will bear the cost of this solicitation of proxies. Such costs are expected to be nominal. Proxy solicitation will commence with the mailing of this Proxy Statement on or about April 13, 1998.

     Execution and return of the enclosed proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. A proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, proxies will be voted by the person or persons named in the proxy "FOR" the election as directors of those nominees named in the Proxy Statement.

     The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) on the proxy in the space provided.

                               VOTING AT MEETING

     The voting securities of the Company consist solely of common stock, $.01 par value per share (the "Common Stock"). The Board of Directors has fixed April 1, 1998 as the record date for the determination of shareholders entitled to vote at the Annual Meeting. As of close of business on the record date, there were 3,966,010 shares of Common Stock outstanding. Shareholders are entitled to one vote, in person or by proxy, for each share of Common Stock held in their name on the record date. As provided in the Company's Certificate of Incorporation, there is no right of cumulative voting. All matters being voted upon by the shareholders require a majority vote of the shares represented at the Annual Meeting either in person or by proxy, except for the election of directors, which require a plurality vote in the event of more nominees then positions (i.e., the four nominees receiving the highest number of votes would be elected).

     The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum for the transaction of business. Shares voted as abstention and broker non-votes on any matter (or a "withheld authority" vote as to directors) will be counted as present and entitled to vote for purposes of determining a quorum and for the purposes of calculating the vote with respect to such matter, but will not be deemed to have been voted in favor of such matter. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. The effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. If a broker submits a proxy that indicates the broker does not have discretionary authority to vote certain shares on a particular matter, those shares will be counted as present for purposes of determining a quorum, but will not be considered present and entitle to vote for purpose of calculating the vote with respect to such matter.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED HEREIN. IT IS INTENDED THAT PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH NOMINEE AND FOR SUCH OTHER PROPOSALS, IF ANY, UNLESS OTHERWISE DIRECTED BY THE SHAREHOLDER SUBMITTING THE PROXY.

               PRINCIPAL SHAREHOLDER AND OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 1, 1998, by (i) all persons known by the Company to be the owner of record or beneficially, of more than five percent of the outstanding Common Stock, (ii) each executive officer and director of the Company and (iii) all directors and executive officers as a group.

          Name                                 Share Beneficially Owned             Percent of Shares
          ----                                 ------------------------             -----------------
John Ward Hunt (1)
and                                                  3,345,000 (2)                         71.7%
The Answer Partnership, Ltd. (1)

William L. Amos, Jr.                                    15,000 (3)                           .3%

David Samuel Coats                                      12,000 (4)                           .3%

Robert W. Philip                                        24,000 (5)                           .5%

Robert O. Brooks                                        20,000 (4)                           .4%

David A. Hanson                                          2,000 (4)                           --

Stephanie L. McVay                                       2,000 (4)                           --

David C. Bramer                                         56,397 (6)                          1.2%

All Executive Officers and                           3,476,397                             74.1%
 Directors as a Group (8 persons)

___________________________
(1) The business address of Mr. Hunt and The Answer Partnership, Ltd. is 8625 King George Dr., Suite 300, Dallas, Texas 75235. Such shares are held of record and beneficially by The Answer Partnership, Ltd. but may also be deemed to be beneficially owned by Mr. Hunt (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) since, as managing partner of such partnership, Mr. Hunt has the power to direct the voting and disposition of such shares. See "Certain Relationships and Related Transactions" for further information concerning The Answer Partnership, Ltd.

(2) Includes 300,000 shares with respect to which The Answer Partnership, Ltd. has the right to acquire by virtue of outstanding vested options and 400,000 shares with respect to which J. Ward Hunt has the right to acquire by virtue of outstanding vested options.

(3) Includes 11,000 shares with respect to which Dr. Amos has the right to acquire by virtue of outstanding vested options.

(4) All of which are shares with the officer or director has the right to acquire by virtue of outstanding vested options.

(5) Includes 23,000 shares with respect to which Mr. Philip has the right to acquire by virtue of outstanding vested options.

(6) Includes 29,500 shares with respect to which Mr. Bramer has the right to acquire by virtue of outstanding vested options, 25,000 shares with respect to which Mr. Bramer has the right to acquire by exercising a right to convert $100,000 of the principal amount of a note owed to Mr. Bramer by the Company and 1,278 shares with respect to which Mrs. Bramer has the right to acquire by virtue of vested qualified options.

STOCK REPURCHASE PROGRAM

     On December 17, 1996, the Board of Directors authorized the Company to buy back up to $500,000 of Common Stock over a 24-month period. The stock repurchases may be made from time to time in both open market and private transactions and will be dependent on market conditions and availability. Repurchased shares will be added to the Company's treasury shares and may be used to satisfy employee stock options and for other corporate purposes. On April 29, 1997, pursuant to the stock repurchase plan, the Company purchased 50,000 shares of its Common Stock for $250,000. On March 30, 1998, the Company purchased 40,000 shares of its Common Stock for $205,000.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the number of directors shall be as fixed from time to time by resolution of the shareholders subject to
increase by the Board of Directors.   The current number of members of the Board
of Directors is four (4). Each director will be elected for a one-year term expiring upon the election of his successors at the next Annual Meeting. The four persons designated by the Board of Directors as nominees for election as directors at the Annual Meeting are William L. Amos, Jr., M.D., David Samuel Coats, J. Ward Hunt and Robert W. Philip. Each nominee is currently a member of the Board of Directors.

     In the event any nominee should be unavailable to stand for election at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors. Management of the Company knows of no reason why any nominee would be unable to serve.

     See "Management" for biographical information concerning Mr. J. Ward Hunt, who is an employee of the Company. The following biographical information is furnished with respect to each of the other nominees.

     WILLIAM L. AMOS, JR., M.D. has served as a director of the Company since May 1996. Dr. Amos has served as the Company's Medical Director since 1993. In 1988, Dr. Amos founded MedStrategies of Georgia, Inc., which collaborated with MedStrategies of Virginia, Inc. to form MedStrategies, Inc. MedStrategies offers a wide range of consulting services to managed care organizations, providers and healthcare purchasers. Prior to founding MedStrategies, Inc., Dr. Amos was engaged in the private practice of obstetrics and gynecology for twelve (12) years and served as Director, Senior Vice President and Medical Director of AFLAC. Dr. Amos was a founding director and first President of the American Association of Preferred Provider Organizations (now known as the Association of Managed Healthcare Organizations) and continues to serve on the PSO Council.
Dr. Amos also serves as a director of the Utilization Review Accreditation Commission. Dr. Amos received his Bachelors of Science degree from the Georgia Institute of Technology in 1966 and his Medical Doctorate from the Medical College of Georgia in 1970. Dr. Amos completed his internship and residency in obstetrics and gynecology at Baylor University Medical Center in 1974. Dr. Amos is certified by the American Board of Obstetricians and Gynecologists and a Fellow of the American College of Obstetricians and Gynecologists. See "Certain Relationships and Related Transactions".

     DAVID SAMUEL COATS has served as a director of the Company since April 1996. He is President and Chief Executive Officer of PROS Strategic Solutions, Inc. PROS is the world's leading provider of airline revenue management systems, with more than forty airline customers around the world. From

January 1996 until November 1996, Mr. Coats was a self-employed business consultant and private investor. From 1993 to 1995, Mr. Coats served as a Senior Vice President at Continental Airlines, Inc., where he was a member of the management team that brought Continental out of bankruptcy and assisted in establishment of its business after bankruptcy. At various periods during his tenure at Continental, Mr. Coats was over in-flight services, reservations, customer relations and the short haul system of Continental and Continental Express. He also served as a member of the airline's senior management committee. Before joining Continental, Mr. Coats served as Chief Executive Officer of Southern Cross Airline Holdings Ltd., d.b.a. Compass Airlines, an Australian airline placed in receivership and liquidated in April 1993. Mr. Coats received his Bachelor of Arts degree in 1964 and Law Degree in 1965 from the University of Texas in Austin.

     ROBERT W. PHILIP has served as a director of the Company since October 1992. He was Executive In Residence and Lecturer at the University of North Texas, Denton, Texas from September 1989 until May 1994. Effective July 31, 1989, Mr. Philip retired from Arthur Andersen LLP, an international audit and business advisory firm, of which he was a partner since 1971. His experience with the Andersen Worldwide Organization included assignments in the United States and Europe, working with both very large, publicly owned clients and smaller entrepreneurial enterprises.

     None of the nominees has any family relationship with each other or any officer or director of the Company. None of the nominees is being proposed for election pursuant to any arrangement of understanding between such nominees and any other person except only the directors and executive officers of the Company acting solely as such.

     THE BOARD OF DIRECTORS RECOMMENDS TO THE SHAREHOLDERS THAT THEY VOTE "FOR" THE ELECTION OF EACH NOMINEE.

                               BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. The Board meets regularly throughout the year to review significant developments affecting the Company and to act upon matters requiring Board approval. The Board holds its annual organization meeting following the Annual Meeting of Shareholders. It also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings. During the last fiscal year, the Board met five times.

     The Board of Directors has established Audit, Compensation, Stock Option and Acquisition Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of these committees, their current members and the number of meetings held during the last fiscal year are described below.

     The Audit Committee consists of Messrs. Philip and Coats. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to financial reporting. The Audit Committee met twice during the last fiscal year.

     The Compensation Committee consists of Messrs. Philip and Coats. Its functions are to review and approve annual salaries and bonuses for all executive officers and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefits or changes thereto. The Compensation Committee also administers the Company's 1993 Stock Compensation Plan for the benefit of certain officers, directors, employees and advisors of the Company and the Company's Qualified Employee Stock Purchase Plan (the "Stock Option Plans"). The Compensation Committee is authorized, among other powers, to determine from time to time the individuals to whom options shall be granted, the number of shares to be covered by each option and the time or times at which the option shall be granted pursuant to the Stock Option Plans. The Compensation Committee did not meet during the last fiscal year. The entire Board performed the functions of the Compensation Committee during the year.

     The Stock Option Committee consists of the Board of Directors. The function of the Stock Option Committee is to manage and administer the Company's Outside Directors Stock Option Plan. The Stock Option Committee did not meet during the last fiscal year.

     On March 18, 1997, the Board established an Acquisition Committee comprised of Messrs. Philip and Coats. The function of the Acquisition Committee is to evaluate potential acquisition candidates and report status of acquisition activities to the Board. The Acquisition Committee met informally periodically during the year.

     The Company does not have a nominating committee. The functions customarily attributable to a nominating committee are performed by the Board of Directors as a whole.

     During the last fiscal year, no director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

DIRECTOR COMPENSATION

     Each non-employee director of the Company receives $1,750 for each meeting of the Board of Directors attended, as well as reimbursement of reasonable expenses, and $500 for each telephonic meeting of the Board of Directors in which he participates. During 1998, the Company paid Mr. Philip $28,771 for other board services rendered to the Company in connection with chairing the Acquisition Committee.

OUTSIDE DIRECTORS STOCK OPTION PLAN

     The Outside Directors Stock Option Plan (the "Directors Plan") was adopted in order to enhance the Company's ability to secure and retain highly qualified and experienced individuals who are not regularly salaried employees of the Company to serve as directors of the Company. The Directors Plan provides generally that (i) the purchase price of the Common Stock under each option granted shall not be less than the fair market value of the Common Stock on the date of grant; (ii) no director may be granted during any calendar year options to purchase more than 10,000 shares of Common Stock; (iii) no option may be granted for a period of greater than ten years from the date of grant; and (iv) a maximum of 50,000 shares of Common Stock have been authorized and reserved for issuance under the Directors Plan.

     Pursuant to the Directors Plan, the Company issues each director options to purchase 10,000 shares of Common Stock at fair market value upon initial election to the Board. The Company also issues each director 1,000 additional options upon their re-election to the Board for subsequent terms. On September 1, 1994, the Company granted Mr. Philip additional options to purchase 10,000 shares of Common Stock at $5.00 at any time before September 1, 2004 for other services rendered to Company. The Company has granted Dr. Amos, Mr. Coats and Mr. Philip options to purchase an aggregate of

11,000, 12,000 and 23,000 shares of Common Stock pursuant to the Directors Plan, respectively. As of August 20, 1996, the exercise price of all outstanding options granted under the Directors Plan was reduced to $4.50. Immediately prior to August 20, 1996, the Company had 43,000 options outstanding under the Directors Plan with exercise prices ranging from $5.00 to $8.71.


                                   MANAGEMENT

     The following tables set forth certain information with respect to each of the directors and executive officers of the Company. The executive officers and directors of the Company are as follows:

Name                           Age                                   Position
----                           ---                                   --------
John Ward Hunt                 51     President, Chief Executive Officer and Chairman of the Board of
                                      Directors
William L. Amos, Jr., M.D.     53     Director
David Samuel Coats             57     Director
Robert W. Philip               62     Director
Robert O. Brooks               51     Executive Vice President and Chief Operating Officer
David C. Bramer                51     President, Chief Executive Officer and Director of Diversified Group
                                      Administrators, Inc., a wholly-owned subsidiary of the Company
                                      ("DGA")
David A. Hanson                35     Vice President, Finance and Accounting
Stephanie L. McVay             34     General Counsel and Secretary

     JOHN WARD HUNT has served as President of the Company since January 1989 and as Chief Executive Officer and Chairman of the Board since December 1989. Mr. Hunt is Chairman of the Board of the Company's operating subsidiaries. From 1970 until joining the Company in 1989, Mr. Hunt was self-employed as an investor in various operating businesses. Mr. Hunt is the managing general partner of the principal shareholder of the Company. He received his Bachelor of Arts degree in history from Washington and Lee University in 1969. See "Certain Relationships and Related Transactions."

     ROBERT O. BROOKS has served as Executive Vice President and Chief Operating Officer of the Company since February 1996. Effective January 1, 1998, Mr. Brooks became the President and Chief Executive Officer of the Company's PPO subsidiary and PPO management and administrative services business subsidiary. From March 1995 until January 1996, Mr. Brooks was Vice President, Operations of the Company. From 1992 to 1994, Mr. Brooks was Executive Vice President and General Manager of PayFlex Systems USA, Inc., an Omaha, Nebraska third party administrator ("TPA"). From 1990 to 1992, he was Vice President - Insurance Operations for R.E. Harrington, Inc., a national TPA based in Westerville, Ohio. Mr. Brooks has been a director of the Association of Managed Healthcare Organizations and currently serves on its PPO Council. Mr. Brooks received his Bachelor of Science degree in social science/education from Wayne State University in 1969 and his Masters of Business Administration degree from the University of Dayton in 1981.

     DAVID A. HANSON has served as the Vice President, Finance and Accounting of the Company since February 1997. From January 1996 until February 1997, he served as Principal Accounting Officer and Controller of the Company. He has over eight years of experience with Arthur Andersen LLP, an international audit and business advisory firm, where he served as an audit manager since 1993. He also has two years of internal audit experience with Centex Corporation, a national general construction and home-building company. He received Bachelor of Arts degrees in Accounting and Financial Management/Economics from the University of Northern Iowa in 1985 and 1984, respectively.

     STEPHANIE L. MCVAY has served as General Counsel of the Company since July 1996. She is also General Counsel for the Company's PPO subsidiary. Prior to joining the Company, Ms. McVay practiced corporate and securities law for eight years with the law firm of Gardere & Wynne, L.L.P. She received her Bachelors of Business Administration degree in Accounting from Texas A&M University in 1984 and a Juris Doctor degree from Southern Methodist University School of Law in 1988.

     DAVID C. BRAMER has served as President and Chief Executive Officer of DGA since the corporation was organized in August 1989. From 1969 to 1982, Mr. Bramer held various financial management positions in the Pittsburgh area. In August 1982, he founded Simplified Employee Claims, Inc., the predecessor of DGA. Mr. Bramer received his Bachelor of Arts in Economics from the University of Pittsburgh in 1969 and his Master of Business Administration from the Katz School of Business - University of Pittsburgh in 1976. See "Certain Relationships and Related Transactions".

                             EXECUTIVE COMPENSATION

     The following table, and the accompanying explanatory footnotes, includes annual and long-term compensation information on (i) the Company's Chief Executive Officer and (ii) each executive officer who received total annual salary and bonus in excess of $ 100,000, for services rendered in all capacities during the fiscal years ended December 31, 1997, 1996 and 1995.

                                              SUMMARY COMPENSATION TABLE
 --------------------------------------------------------------------------------------------------------------------
|                      |           |                                            |     Long Term       |              |
|                      |           |             Annual Compensation            |    Compensation     |              |
|                      |           |                                            |                     |   All Other  |
|      Name and        |   Fiscal  | -----------------------------------------------------------------|   Compen-    |
| Principal Position   |    Year   |  Salary   |    Bonus    |   Other Annual   |   Options Granted   |   sation(1)  |
|                      |           |           |             |   Compensation   |                     |              |
 --------------------------------------------------------------------------------------------------------------------
John Ward Hunt              1997     $250,000        -0-              -0-                 -0-              $32,610
   President and Chief      1996     $250,000      $30,000            -0-                 -0-              $32,610
   Executive Officer        1995     $249,577        -0-              -0-                 -0-              $32,610

Robert O. Brooks            1997     $150,000        -0-              -0-              25,000 (2)            -0-
   Executive Vice           1996     $130,892        -0-              -0-              20,000 (3)            -0-
   President and Chief      1995     $ 76,460        -0-              -0-              30,000 (4)            -0-
   Operating Officer

David C. Bramer             1997     $150,000        -0-              -0-              10,000 (5)            -0-
   President and Chief      1996     $150,110        -0-              -0-                 -0-                -0-
   Executive Officer        1995     $150,650        -0-              -0-              57,500 (6), (7)       -0-
   of DGA

________________________________
(1) This amount reflects the amount paid by the Company for certain split dollar insurance and/or deferred compensation/salary continuation for the benefit of J. Ward Hunt.

(2) On August 15, 1997, the Company granted Robert O. Brooks an option to purchase 25,000 shares at $3.38 per share expiring August 15, 2007. Subject to certain terms and conditions, the options vest and may be exercised 20% per year on a cumulative basis commencing August 15, 1998.

(3) On February 26, 1996, the Company granted Robert O. Brooks an option to purchase 20,000 shares at $5.63 per share expiring February 26, 2004. As of August 20, 1996, the exercise price of these options was decreased $4.50. Subject to certain terms and conditions, the options vest and may be exercised 20% per year on a cumulative basis commencing February 26, 1997.

(4) On July 25, 1995, the Company granted Robert O. Brooks 30,000 options to purchase 30,000 shares at $6.75 per share expiring July 25, 2005. As of August 20, 1996, the exercise price of these options was decreased to $4.50. Subject to certain terms and conditions, the options vest and may be exercised 20% per year on a cumulative basis commencing July 25, 1996.

(5) On August 15, 1997, the Company granted David C. Bramer an option to purchase 10,000 shares at $3.38 per share expiring August 15, 2007. Subject to certain terms and conditions, the options vest and may be exercised 20% per year on a cumulative basis commencing August 15, 1998.

(6) On November 6, 1995, the Company granted David C. Bramer an option to convert up to $100,000 of principal amount of debt owed to him by the Company, in connection with the Company's purchase of DGA to 20,000 shares of Common Stock at $5.00 per share. On August 20, 1996, the Company amended the conversion option to allow for up to 25,000 shares at $4.00 per share. See "Certain Relationships and Related Transactions" for further information regarding this transaction.

(7) On July 25, 1995, the Company granted David C. Bramer options to purchase 7,500 shares and 50,000 shares at $6.75 per share expiring July 25, 2000 and July 25, 2005, respectively. As of August 20, 1996, the exercise price of these options was decreased to $4.50. Subject to certain terms and conditions, 7,500 options vested immediately and 50,000 options vest 20% per year on a cumulative basis commencing July 25, 1996.

401(K) PLAN

     Effective January 1, 1991, as amended April 1, 1992, the Company adopted a 401(k) Profit Sharing Plan (the "401(k) Plan") that is qualified under Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). The 401(k) Plan is available to each Company employee who meets certain eligibility requirements. Employees may begin participation in the 401(k) Plan in January, April, July and October of each year any time after one year of employment. Participating employees may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. The Company may make matching contributions for eligible employees in an amount of 50% of the first 5% of the employee's contribution.

QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors and the shareholders have adopted and approved a Qualified Employee Stock Purchase Plan (the "Qualified Plan") established under
Section 423 of the Code. The Qualified Plan authorizes the issuance of 200,000 shares of Common Stock to employees of the Company who (i) have been employed for at least two years, (ii) have customary employment of a minimum of 20 hours per week or customary employment of at least five months in any calendar year and (iii) who are not considered a highly compensated employee, defined by the Plan as having relieved compensation in excess of $75,000 for the plan year for which options are granted. The Qualified Plan basically provides that qualified options may be granted to participating employees to purchase shares of Common Stock at a purchase price equal to 85% of the fair market value of the shares as of the date of grant of the qualified option. The term of the qualified option shall be for a period of 27 months and will be exercisable at any time commencing after one year from the date of grant and prior to the termination of the option.

     As of April 1, 1998, the Company had outstanding an aggregate of 25,178 qualified options to a total of approximately 31 employees at an exercise prices of $4.36 and 67,995 qualified options to a total of approximately 103 employee at an exercise price of $4.46.

1993 STOCK COMPENSATION PLAN

     The Board of Directors and the shareholders have adopted and approved the 1993 Stock Compensation Plan, as amended. Options granted pursuant to the 1993 Plan constitute either incentive stock options within the meaning of Section 422 of the Code, or options that constitute non-qualified options at the time of issuance of such options. The 1993 Plan provides that incentive stock options, non-qualified stock options, and/or stock appreciation rights would be granted to certain officers, directors (other than outside directors), employees and advisors of the Company or its subsidiaries selected by the Compensation Committee. A total of 1,000,000 shares of Common Stock are authorized and reserved for issuance under the 1993 Plan, subject to adjustment to reflect changes in the Company's capitalization in the case of a stock split, stock dividend or similar event. The Compensation Committee administers the 1993 Plan and has the sole authority to interpret the 1993 Plan and to make all determinations necessary or advisable for administering the 1993 Plan. The exercise price for any incentive option must be at least equal to the fair market value of the shares covered thereby as of the date of grant of such option. Except in the case of disability or death, no option shall be exercisable after an optionee who is an employee of the Company ceases to be employed by the Company; provided, however, the Compensation Committee has the right to extend the exercise period for not more than three months following the date of termination of such optionee's employment. If an optionee's employment is terminated by reason of death or disability, the Compensation Committee may extend the option term for a period not to exceed one year following the date of termination of the optionee's employment. Upon the exercise of the option, the exercise price thereof must be paid in full either in cash, shares of stock of the Company or a combination thereof. During 1997, the Company granted 55,000 options to executive officers (34.0% of total options issued in 1997) and 107,000 options to other employees.

     If and to the extent that any option to purchase reserved shares shall not be exercised by an optionee for any reason or if such option to purchase shall terminate as provided by the 1993 Plan, such shares which have not been so purchased thereunder shall again become available for the purposes of the 1993 Plan unless the 1993 Plan shall have been terminated.

     As of August 20, 1996, the exercise price of all outstanding options granted under the 1993 Plan was decreased to $4.50. As of April 1, 1998, there were outstanding options to purchase an aggregate of 353,500 shares under the 1993 Plan with exercise prices ranging from $3.38 to $5.13, granted to a total of 18 employees, including the following executive officers:

                                     Exercise Price
                       Number of            on              Current
        Name            Options       Date of Grant      Exercise Price       Expiration Date
        ----           ---------      -------------      --------------       ---------------
David C. Bramer         10,000             3.38               3.38           August 15, 2007
                         7,500             6.75               4.50           July 27, 2,000
                        50,000             6.75               4.50           July 27, 2005

Robert O. Brooks        25,000             3.38               3.38           August 15, 2007
                        30,000             6.75               4.50           July 27, 2005
                        20,000             5.63               4.50           February 21, 2006

David A. Hanson          5,000             3.38               3.38           August 15, 2007
                         5,000             5.25               4.50           July 1, 2006
                         5,000             5.125              5.125          March 18, 2007

Stephanie L. McVay       5,000             3.38               3.38           August 15, 2007
                         5,000             5.25               5.25           July 1, 2006
                         5,000             5.125              4.50           March 18, 2007

EMPLOYMENT AGREEMENTS

     The Company and David C. Bramer have entered into an Employment Agreement that provides for Mr. Bramer's salary of $150,000 per year, a stock bonus if certain conditions are met, payment of disability benefits, a car allowance and reimbursement of certain club dues. The Agreement provides for six months severance in certain circumstances and has a covenant not to solicit clients for one year if Mr. Bramer resigns.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Common Stock, to file initial reports of ownership (Form 3) and reports of changes in ownership (Form 4) with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

     Based upon a review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were met during the year ended December 31, 1997, except each of Dr. Amos, Mr. Coats and Mr. Philip each of which had one late Form 4 filing relating to their annual grant of options pursuant to the Directors Plan and Mr. Bramer had one late Form 4.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Answer Partnership, Ltd. (the "Partnership") is a Texas limited partnership that is owned 62.5% by J. Ward Hunt and 37.5% by The Essential Endowment Trust (the "Trust"). Each of them owns a 1% general partnership interest in the Partnership, with the balance of their respective interests being held as limited partnership interests. The Partnership was organized effective as of July 3, 1992, for purposes of acquiring all of the then-issued and outstanding Common Stock. Mr. Hunt, President and Chief Executive Officer of the Company, is the Managing Partner of the Partnership and controls the day-to-day management of the Partnership. The Trust is a Texas irrevocable trust that was formed effective as of July 2, 1992, for purposes of acquiring an interest in the Partnership for the primary benefit of three children of Mr. Hunt. In the event that Mr. Hunt should withdraw, or cease to serve, as Managing Partner, the successor Managing Partner under the terms of the partnership agreement for the Partnership would be Hilre Lucille Hunt and Thomas
R. Corbett, as Co-Trustees of the Trust. The Partnership is authorized to invest generally in any type of property and to hold or develop and to sell, exchange or otherwise dispose of all or any part of the Partnership property and carry on any other business or businesses and exercise any and all powers as may be permitted by law.

     On October 2, 1994, the Company approved a five-year loan to Mr. Hunt of up to $300,000. On March 24, 1998, the Company extended the loan for two additional years. The loan is secured by the pledge of 70,000 shares of the Company's Common Stock by the Partnership and is guaranteed by the Partnership. The loan accrues interest at the variable rate of prime plus one percent per annum. The principal and any unpaid accrued interest are due in its entirety by November 2000. The outstanding principal and accrued interest on the loan as of April 1, 1998 was approximately $393,000.

     On March 18, 1998, the Partnership entered into a $1,400,000 revolving line of credit transaction with Inwood National Bank (the "Bank"). Under the terms of the Partnership's agreement with the Bank, the Partnership executed promissory notes dated March 18, 1998 (the "Notes") in the amount of $1,400,000. The Notes bear interest at a variable rate equal to one percent over prime. The Partnership is required to pay accrued interest on the principal of the Notes on a monthly basis with a final payment of unpaid principal and accrued interest due and payable on May 15, 1998. All interest payments are current, and the outstanding principal balance of the Notes as of April 1, 1998 was approximately $1,135,000. The Notes are secured by a Pledge Agreement dated March 18, 1998, wherein the Partnership pledged 700,000 registered shares of Common Stock as security for the Bank. The Notes are also secured by a guaranty entered into between Mr. Hunt, as guarantor, and the Bank. The Partnership retains the right to vote the Common Stock for so long as no default has occurred under the Notes or the Pledge Agreement. The Partnership is currently in compliance with the terms of the Notes and the Pledge Agreement. Although the Partnership intends to comply with the terms of the Notes, any inability or failure by the Partnership to comply with the terms of the Notes and Pledge Agreement may result in the Bank's owning the Common Stock, which it would probably be required by banking laws to sell.

     In August 1994, the Company purchased all of the issued and outstanding shares of capital stock of DGA and Diversified Group Insurance Agency of Pennsylvania, Inc. from David C. Bramer and Robert Soleau for $500,000 in cash, a promissory note payable to Mr. Soleau in the principal amount of $1,558,000 and a promissory note payable to Mr. Bramer in the principal amount of $342,000 payable in semi-annual installments through June 30, 1997. On July 8, 1997, the Company paid all amounts due to Mr. Soleau and $242,000 of the amount due to Mr. Bramer. The Company owes Mr. Bramer $100,000 due July 1, 1998. On November 6, 1995, the Company agreed to permit David C. Bramer the option to convert up to $100,000 of principal amount of this debt to 20,000 shares of Common Stock at $5.00 per share. On August 20, 1996, the Company amended the conversion option to allow Mr. Bramer to convert $100,000 of the principal amount of the debt for up to 25,000 shares of Common Stock at $4.00 per share.

     DGA leases approximately 5,000 square feet in a building owned by David C. Bramer and his wife for approximately $2,750 per month. DGA is responsible for all maintenance and repairs of the building.

     Dr. Amos serves as the Medical Director for MedicalControl Network Solutions, Inc., an indirect wholly owned subsidiary of the Company on a consultant basis. For such services, the Company pays MedStrategies of Georgia, Inc., a corporation in which Dr. Amos is the sole shareholder, $5,250 per month and $225 per hour for any hours worked in excess of 35 hours a month plus expenses. For the year ended December 31, 1997, the Company paid MedStrategies of Georgia, Inc. $71,025.

     The Company does not currently intend to engage in future transactions with Mr. Hunt or any affiliated persons in the future other than the lease of the building from Mr. and Mrs. Bramer and the consulting arrangement with Dr. Amos. All ongoing and any future transactions with affiliates are and will be on terms no less favorable to the Company than could have been or could be obtained by the Company from unaffiliated parties. The Company may seek competitive bids and related market data prior to any such transaction. Further, any loans to officers, affiliates or shareholders of the Company will be subject to review and approval by a majority of the disinterested directors of the Company.

                             SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as the Company's independent auditors for the fiscal year ended December 31, 1998. Arthur Andersen LLP has audited the Company's financial statements since its 1993 fiscal year. A representative of Arthur Andersen LLP will attend the Annual Meeting and will have the opportunity to make a statement if he or she so desires. This representative will be available to respond to appropriate shareholder questions at that time.

                   PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
                     AT NEXT ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder of record of the Company, who desires to submit a proper proposal for inclusion in the proxy materials relating to the next Annual Meeting of Shareholders, must do so in writing and it must be received at the Company's principal executive offices by December 21, 1998. The proponent must be a record or beneficial owner entitled to vote at the next Annual Meeting on his or her proposal and must continue to own such security entitling him or her to vote through the date on which the meeting is held.

                                 ANNUAL REPORT

     The Annual Report to Shareholders concerning the operations of the Company during the fiscal year ended December 31, 1997, including audited financial statements for the year then ended, has been distributed to all record holders as of the record date. The Annual Report is not incorporated in the Proxy Statement and is not to be considered a part of the soliciting material.

                                 OTHER BUSINESS

     Management of the Company is not aware of any other matters that are to be presented at the Annual Meeting and has not been advised that other persons will present any such matters. However, if other matters properly come before the Annual Meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

                  AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB

     UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, TO EACH SHAREHOLDER OF RECORD OR TO EACH SHAREHOLDER WHO OWNED COMMON STOCK OF THE COMPANY LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON APRIL 1, 1998. ANY REQUEST BY A SHAREHOLDER FOR THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB SHOULD BE MAILED TO THE COMPANY'S SECRETARY, MEDICALCONTROL, INC., P. O. BOX 549005, DALLAS, TEXAS 75354-9005.

     The above notice and Proxy Statement are sent by order of the Board of Directors.

                                           Stephanie L. McVay
                                           Secretary

April 13, 1998

                                [Form of Proxy]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF MEDICALCONTROL, INC.
                            TO BE HELD MAY 12, 1998

     The undersigned hereby appoints John Ward Hunt and Robert O. Brooks, and each of them, as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of MedicalControl, Inc. held of record by the undersigned as of the close of business on April 1, 1998, at the Annual Meeting of Shareholders to be held on Tuesday, May 12, 1998, or any adjournment or postponement thereof.

1.   ELECTION OF DIRECTORS

     _____ FOR all nominees listed below          _____ WITHHOLD authority
     (except as marked to the contrary below)     to vote for all nominees
                                                  listed below

                  J.W. Hunt, R. Phillip, D.S. Coats, W. Amos
(INSTRUCTION: To withhold authority to vote for any nominee, write the nominees' names on the space provided below.)

--------------------------------------------------------------------------------

2. In his or their discretion, the Proxy is authorized to vote upon any matters which may properly come before the Annual Meeting, or any adjournment or postponement thereof.

     It is understood that when properly executed, this Proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS PROPOSED IN ITEM (1).

     The undersigned hereby revokes all previous proxies related to the shares covered hereby and confirms all that said Proxy and his substitutes may do by virtue hereof.

                                         Please sign exactly as names appear
                                    below. When shares are held by joint
                                    tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                    Dated:______________, 1998


                                    -------------------------------------------
                                    Signature


                                    -------------------------------------------
                                    Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

[ ] PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE MEETING.